EXHIBIT 99.1

News Release

November 3, 2010
Contact:	TOM LAMPEN, CHOICEONE BANK (616) 887-2339 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Announces Third Quarter Earnings For 2010

Sparta, Michigan - President and Chief Executive Officer James Bosserd announced that ChoiceOne Financial Services, Inc. reported net income of $739,000 for the third quarter of 2010 compared to $409,000 in the same period last year. Earnings per share were $0.23 for the third quarter of 2010 compared to $0.13 for the same quarter in 2009. Net income for the first nine months of 2010 was $2,052,000 or $0.63 per share, compared to $1,455,000 or $0.45 per share in the same period in 2009.

"The results from this past quarter confirm our solid strategy to grow our community bank franchise slowly and wisely during these uncertain times," Bosserd commented. "We are pleased with our earnings for the third quarter and first nine months of 2010. Our net interest income, provision for loan losses, and noninterest income improved in both periods compared to the prior year. Although noninterest expenses were up slightly in the third quarter of 2010 compared to 2009, they were down when compared to the first nine months of the prior year."

The increase in net income in the third quarter and first nine months of 2010 compared to the same periods in 2009 was due to higher net interest income, lower provision for loan losses, and higher noninterest income. Noninterest expense increased in the third quarter of 2010, in contrast to the first two quarters of 2010 when it was lower than the levels experienced in the prior year.

Net interest income was $205,000 higher in the third quarter of 2010 and $559,000 higher in the first nine months of 2010 than in the same periods in 2009. ChoiceOne's net interest income spread was 15 basis points higher in the first nine months of 2010 than in the same period in 2009. This was caused by rate reductions in funding costs that were larger than rate reductions on earning assets. Average earning assets were $7.2 million higher in the first three quarters of 2010 than in the same period in 2009. The average balance of loans was $4.2 million lower in the first three quarters of 2010 compared to the same period in 2009, with the primary cause being lessened loan demand in 2010 due to the uncertain economy. The average balance of securities was $7.3 million higher in the first nine months of 2010 than in the first nine months of the prior year as securities were purchased to replace the reduction in loans. Other interest-earning assets (primarily federal funds sold) were $4.1 million higher as a result of growth in average local deposits.

The provision for loan losses was $900,000 in the third quarter of 2010 and $2,950,000 in the first nine months of 2010, compared to $1,225,000 and $3,175,000, respectively, in the same periods in the prior year. The decrease in the provision for loan losses in both periods in 2010 was due to reductions in net charge-offs and nonperforming loans. Net charge-offs were $916,000 in the third quarter and $2,431,000 in the first nine months of 2010 compared to $954,000 and $2,672,000, respectively, in the same periods in the prior year. Nonperforming loans were $11.0 million as of September 30, 2010, compared to $14.4 million as of June 30, 2010 and $14.0 million as of the end of 2009. ChoiceOne's allowance for loan losses as a percentage of total loans was 1.53% as of September 30, 2010, compared to 1.56% as of June 30, 2010 and 1.34% as of December 31, 2009.

Noninterest income was $1.5 million in the third quarter of 2010, or $133,000 higher than the same quarter in 2009. Gains on loan sales were $120,000 more in the third quarter as ChoiceOne sold $8.4 million of residential mortgage loans in the secondary market in 2010, compared to $5.0 million in 2009. Noninterest income was $4.3 million in the first nine months of 2010, which was $106,000 higher than the total in the same period of the prior year. Gains on sales of securities were $330,000 higher in the first nine months of 2010 compared to the same period in 2009 due to $386,000 of gains recorded from sales of preferred stock that represented a recovery of losses recognized on money market preferred securities in 2008. Gains on sales of loans were $121,000 lower in the first three quarters of 2010 compared to the same period in 2009 due to lower activity levels.

Noninterest expense was $117,000 higher in the third quarter of 2010 and was $205,000 lower in the first nine months of 2010 than in the same periods in 2009. Compensation and benefits expense was $76,000 higher in the third quarter of 2010 compared to the same period in 2009 as a result of staffing increases in retail banking and higher commission expense related to mortgage originations volume. Loan collection and foreclosed properties expense decreased $97,000 in the third quarter and $165,000 in the first nine months of 2010 compared to the same periods in 2009 due to lower activity levels. FDIC insurance expense was $162,000 lower in the first three quarters of 2010 compared to the same period in the prior year due to a $204,000 special assessment levied by the FDIC in the second quarter of 2009. An increase of $87,000 in other noninterest expense in the third quarter of 2010 compared to the same quarter in 2009 resulted from higher customer relations expense and increases in various other expenses.

Total assets increased $24.8 million in the third quarter of 2010 and have grown $24.7 million in the last twelve months. Securities increased $8.0 million in the third quarter of 2010 and $14.8 million in the last twelve months as funds were invested to maintain earning assets. Loans grew $3.6 million in the third quarter of 2010 after declining $11.7 million in the first two quarters of 2010. Checking, money market, and savings accounts increased $21.2 million in the third quarter of 2010 and have grown $33.2 million in the last twelve months. Local certificates of deposit increased $1.8 million in the third quarter of 2010 and have decreased $9.2 million in the last twelve months.

"Our growth in checking, money market, and savings accounts demonstrates our commitment to developing relationships with our customers," Bosserd stated. "Growth in these core deposits has allowed us to improve our net interest margin and liquidity."

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
(In Thousands)	9/30/2010	12/31/2009	9/30/2009
Cash and Cash Equivalents	$27,697	$19,750	$12,584
Securities	94,919	78,987	80,085
Loans	310,610	318,716	316,666
Premises and Equipment	12,762	11,918	11,863
Other Assets	36,029	36,544	36,116

Total Assets	$482,017	$465,915	$457,314

Noninterest-bearing Deposits	$64,674	$60,802	$55,575
Interest-bearing Demand Deposits	119,200	101,825	99,300
Savings Deposits	41,610	36,791	37,430
Local Certificates of Deposit	151,176	159,217	160,403
Nonlocal Certificates of Deposit	9,904	6,375	6,373
Borrowings	34,907	42,664	39,468
Other Liabilities	5,656	5,315	4,973

Total Liabilities	427,127	412,989	403,522

Shareholders' Equity	54,890	52,926	53,792

Total Liabilities and Shareholders' Equity	$482,017	$465,915	$457,314

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Nine Months Ended
(In Thousands, Except Per Share Data)	9/30/2010	9/30/2009	9/30/2010	9/30/2009
Interest Income	$5,507	$5,794	$16,439	$17,523
Interest Expense	1,218	1,710	3,880	5,523

Net Interest Income	4,289	4,084	12,559	12,000

Provision for Loan Losses	900	1,225	2,950	3,175
Noninterest Income	1,465	1,332	4,303	4,197
Noninterest Expense	3,926	3,809	11,348	11,553

Income Before Income Tax	928	382	2,564	1,469
Income Taxes/(Benefit)	189	(27)	512	14

Net Income	$739	$409	$2,052	$1,455

Basic Earnings Per Share	$0.23	$0.13	$0.63	$0.45
Diluted Earnings Per Share	$0.23	$0.13	$0.63	$0.45

Performance Ratios
Return on Average Assets (Annualized)			0.59%	0.43%
Return on Average Equity (Annualized)			5.09%	3.65%
Net Interest Margin (Tax Equivalent)			4.07%	3.92%
Efficiency Ratio			69.3%	72.0%
Net Loan Charge-offs			$2,431	$2,672
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			1.03%	1.12%

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "expects," "will," variations of such words and similar expressions are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses and the fair value of investment securities involve judgments that are inherently forward-looking. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk factors that could cause a difference include, among others: the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economies; the local and global effects of ongoing military actions; the level and timing of asset growth; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These and risk other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.